ALLSTAR SYSTEMS ANNOUNCES NAME CHANGE AND TICKER SYMBOL CHANGE.

HOUSTON, July 11, 2000 /PRNewswire/ -- Allstar Systems, Inc. (Nasdaq:ALLS), today announced that shareholders have approved the proposed name change to "I-Sector Corporation". The name change will be effective on Wednesday, July 12, 2000. In addition, the company's Nasdaq ticker symbol will change to "ISEC". The company's Internet/Web site address will change to WWW.I-SECTOR.COM

James H. Long, President and Chief Executive Officer of Allstar Systems stated, "This name change has been implemented in order to better communicate, through our name, our business purpose and mission. After the recent sale of our Computer Products and Telecom Systems divisions we no longer sell "systems" and the name Allstar Systems did not properly reflect what we intend this company to become. Today approximately 60% of our revenues are derived from providing a variety of services related to information technology and approximately 40% are derived from sales of our Stratasoft software. Over the next several weeks we will be announcing the creation of a number of new wholly owned subsidiary corporations into which we will be contributing all of our operating assets. This will create an organizational structure in which the publicly traded corporation is a holding company with no operations, with all operations conducted through individually branded and focused subsidiary corporations. We believe that this organizational structure will result in more highly focused and effective operations. We initially plan to have a total of four wholly owned subsidiary corporations through which we will conduct the business that we conduct today. Additionally, we plan to soon announce the creation of a new wholly owned subsidiary through which we plan to begin offering additional services. Further out on the horizon, we plan to either start up or acquire yet other organizations through which we intend to offer additional services or develop and sell other software. Our new name more properly reflects our mission as a holding company that develops, owns, operates or invests in companies that are generally involved in the information technology industry and which are expected to benefit from the manner in which the Internet is changing the world."

The statements contained in this document that are not historical facts, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "seek," "should," "will," "would," and other variations or negative expressions of these terms, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward looking statements due to numerous factors including the risks and uncertainties set forth from time to time in the Allstar Systems' other public reports and filings and public statements. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

For additional information contact:

James H. Long
President and Chief Executive Officer
(713) 795-2301